EXHIBIT 10.3
USG CORPORATION

Annual Base Salaries
of
Named Executive Officers

NAMED EXECUTIVE
OFFICER	TITLE	ANNUAL BASE SALARY
William C. Foote	Chairman and Chief Executive Officer	$1,150,000
James S. Metcalf	President and Chief Operating Officer	645,000
Stanley L. Ferguson	Executive Vice President and General Counsel	430,000
Richard H. Fleming	Executive Vice President and Chief Financial Officer	530,000
Brian J. Cook	Senior Vice President, Human Resources	335,000